Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Jodi Paradise or Marichelli Heredia Thorp & Company 305.446.2700/305.778.6062 jparadise@thorpco.com mheredia@thorpco.com	Melissa Gracey BankUnited 305.817.8117 mgracey@bankunited.com

BankUnited Names Bradley S. Weiss to Board of Directors

CORAL GABLES, Fla., May 4, 2006 – BankUnited Financial Corp., parent company of BankUnited FSB, today announced that Bradley S. Weiss, president and CEO of The Mortgage House, Primary Title Services and JMA Group, has joined its board as an independent director.

Weiss, 45, a certified public accountant with experience in due diligence and analysis of financial institutions’ assets and operations, will serve on the bank’s audit and corporate governance committees. Weiss’ appointment increases BankUnited’s board to twelve members, seven of which are independent directors.

“Brad’s vast experience in audit and analysis as well as the real estate market will be an asset to our board and our company,” said Alfred R. Camner, BankUnited’s chairman and CEO. “His entrepreneurial spirit and success, coupled with his commitment to the community in which he was born and raised, exemplify BankUnited’s goals.”

Weiss serves as president and CEO of a residential and commercial mortgage lender in South Florida, a title and escrow services firm and a licensed real estate company that manages and leases office, retail and industrial properties in Broward County. In the 1990s, Weiss was president and CEO of CSW Associates, a company he co-founded and later sold that provided national real estate, mortgage and asset-management services to a variety of entities, including the Federal Deposit Insurance Corp. (FDIC) and Resolution Trust Corp. (RTC). Earlier in his career, Weiss owned a consulting and advisory firm that specialized in real estate and he was an accountant with Arthur Andersen in Miami.

Active in the local community, Weiss is vice chairman of the City of Weston’s Planning and Zoning Board and a member of the board of trustees of Temple Dor Dorim. A certified public accountant, he holds a bachelor’s degree in finance from the University of Florida.

About BankUnited

BankUnited Financial Corp. (NASDAQ: BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. At March 31, 2006, BankUnited had assets of $12.2 billion.

Serving customers in 10 Florida counties through 71 branches, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through www.bankunited.com. For additional information, call (877) 779-2265.